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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Integrity Music, Inc., incorporated in Delaware

Integrity Incorporated, incorporated in Delaware

Integrity Music Europe Limited, incorporated in the United Kingdom

Integrity Media Australasia Pty. Ltd., incorporated in Australia

Integrity Media Asia Pte. Ltd., incorporated in Singapore

Sarepta Music Pty Ltd, incorporated in South Africa

Celebration Hymnal LLC, organized in Tennessee

Integrity Publishers, Inc., incorporated in Delaware

INO Records, LLC (f/k/a M2 Communications, L.L.C.), organized in Tennessee

Integrity Direct, LLC, organized in Delaware

Enlight, Inc, incorporated in Tennessee

Integrity CSI, LLC, organized in Delaware

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